[O'MELVENY & MYERS LLP LETTERHEAD]





                             August
                             8th
                             1 9 9 7









Primadonna Resorts, Inc.
P.O. Box 95997
I-15 at the Southern California/Nevada Border
Las Vegas, Nevada 89193-5997

          Re:  Registration on Form S-8 of Primadonna Resorts, Inc. (the
               "Company")

Ladies and Gentlemen:

          You have advised us that you propose to file a Registration Statement on Form S-8 with the Securities and Exchange Commission in connection with registration under the Securities Act of 1933, as amended, of an additional 1,500,000 shares (the "Shares") of Common
Stock, $.01 par value of the Company (the "Common Stock"), to be issued pursuant to the Company's Amended and Restated 1993 Incentive Plan (the "Plan"), under which
Plan, previously called the 1993 Stock Incentive Plan, 1,500,000 shares of Common Stock were initially registered pursuant to the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on October 26, 1993.

          At your request, we have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan. Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate Committee action under the Plan, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

          We consent to the use of this opinion as an exhibit to the Registration Statement.

                               Respectfully submitted,


                                O'Melveny & Myers LLP
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